Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES THIRD-QUARTER 2016 RESULTS

•	Total volumes of 2.4 million tons up 24% sequentially

•	Revenues of $134.8 million up 18% sequentially

•	Net loss of $20.6 million, including the pre-tax impact of $9.8 million in fees ($6.4 million after tax) from renegotiation of railcar contracts

•	Completed common stock offering of 30.25 million shares in October 2016 for net proceeds of approximately $277 million

CHESTERLAND, Ohio, Nov. 3, 2016 (GLOBE NEWSWIRE) — Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based products, today announced results for the third quarter of 2016.

Third-Quarter 2016 Results

Third-quarter 2016 revenues were $134.8 million, up 18% from $114.2 million in the second quarter of 2016 and down 21% from $171.0 million for the third quarter of 2015. Overall volumes sold were 2.4 million tons for the quarter, an increase of 24% from 2.0 million tons in the second quarter of 2016 and an increase of 19% from 2.0 million tons in the third quarter of 2015.

For third-quarter 2016, the Company had a net loss of $20.6 million, or $(0.11) per share, compared with a net loss of $87.9 million, or $(0.54) per share, in the second quarter of 2016. The third-quarter net loss includes $9.8 million of pre-tax fees, or $0.03 per share, from renegotiation of railcar contracts, and $1.8 million of non-cash stock compensation expense, or $0.01 per share. The net loss for the second quarter of 2016 included the following pre-tax charges: asset impairments of $90.6 million, stock compensation expense of $3.9 million, inventory write-downs of $10.3 million, restructuring costs of $1.2 million, and $5.3 million of committed professional fees for cost reduction initiatives and debt extension fees. Net loss for the third-quarter 2015 was $46.2 million, or $(0.29) per share, and included $2.7 million of stock compensation expense and $5.9 million of pre-tax restructuring and impairment charges.

Adjusted EBITDA loss for the third quarter of 2016 was $4.9 million. The Adjusted EBITDA loss excludes $1.8 million of non-cash stock compensation expense, while the $9.8 million in fees related to the railcar renegotiations have not been added back. In the second quarter of 2016, Adjusted EBITDA loss was $21.8 million, excluding the impact from asset impairment charges of $90.6 million and non-cash stock compensation expense of $3.9 million.

“We are encouraged by the early signs of improvement we saw in the proppant market during the third quarter,” said Jenniffer Deckard, President and Chief Executive Officer. “Third quarter volumes in our Proppant Solutions segment saw significant increases sequentially and over the prior-year period, as demand strengthened for both our raw frac sand and coated proppants. In addition, we instituted appropriate price increases on certain Northern White sand products late in the third quarter. As market conditions improve, we will continue to evaluate our operational footprint to ensure we are optimally positioned to quickly address upticks in demand and efficiently deliver product to both our Proppant Solutions and Industrial & Recreational customers. The third quarter reopening of our Menomonie facility and the completed expansion of our Wedron facility earlier this year are expected to enable us to meet current demand for Northern White sand, which continues to grow.”

Business Segments

Proppant Solutions Segment

Proppant Solutions volumes for the third quarter of 2016 were 1.8 million tons, an increase of 36% compared with the second quarter of 2016 and up 20% compared with the prior-year period. Raw frac sand volumes were 1.7 million tons, a 35% sequential increase and a 27% increase compared with the same period a year ago. Coated proppant volumes were 96,500 tons, a 61% increase compared with the second quarter of 2016 and a 38% decrease from the prior-year period.

Proppant Solutions revenues were $103.1 million in third-quarter 2016, a 26% increase compared with $82.1 million in the second quarter of 2016 and a 27% decrease compared with $141.6 million in the third quarter a year ago. The sequential increase in revenues was largely driven by stronger volumes in both sand and coated proppants. During the third quarter, average product price per ton across both raw and resin-coated sand was 6% below second quarter average product price levels. This was largely due to product mix and to higher relative prices throughout the first half of the second-quarter. At the exit of the third quarter, prices were slightly above second quarter ending prices. Revenues from last year’s third quarter were higher primarily due to higher pricing and more coated proppants sold.

Proppant Solutions gross margin increased to $6.4 million in the third quarter of 2016 compared with a negative gross margin of $13.5 million in the second quarter of 2016, which included $9.9 million of inventory write-downs. Gross margin for the segment in the third quarter of 2015 was $26.8 million. The sequential increase in segment gross margin was largely driven by higher volumes, including the related leverage of the Company’s fixed cost structure, but also resulted from the continued implementation of cost reduction initiatives across all categories.

The Company’s logistics capabilities continue to be a significant differentiator for the organization and add value for customers. Unit train deliveries have remained strong. In the third quarter, the Company shipped over 1 million tons of proppant via unit trains.

Industrial and Recreational Products Segment

Industrial and Recreational volumes were 668,000 tons in third-quarter 2016, up 1% from second-quarter 2016 and up 17% from the prior year’s third quarter. Strong demand from glass customers continued to drive volume and offset traditional seasonal softening in other markets such as sports and recreation.

Revenues for the segment were $31.6 million in third-quarter 2016, a 2% decrease from $32.1 million in the second quarter and an 8% increase from $29.4 million for the third quarter a year ago. The sequential decline in revenue was mainly due to the seasonal shift in product mix as noted above, with the 8% increase over the prior year’s third-quarter revenues largely attributable to strong performance in several key markets, including glass and building products.

Gross margin for the segment was $13.5 million in third-quarter 2016, compared with to $13.6 million in the second quarter, which included $0.4 million of inventory write-downs. Gross margin for the segment in the third quarter of 2015 was $12.5 million.

Balance Sheet and Other Information

Through the first nine months of 2016, operating cash flow was a $15.1 million use of cash, which was primarily due to negative cash flow from operating activities, partially offset by improvements in working capital. Capital expenditures including stripping costs were $28.7 million for the nine months ended September 30, 2016. The Company expects full-year 2016 capital expenditures, including stripping costs to be between $30 million and $33 million.

At the end of the third quarter of 2016, the Company completed renegotiation of the more significant leases and contracts associated with its railcar fleet. In exchange for the extension of certain railcar leases and payment of $9.8 million in fees, $49.5 million in purchase commitments were canceled and purchase commitments of $136.5 million, which includes $3.9 million of railcar price increases, related to future railcar deliveries, originally scheduled for 2017 and 2018, were deferred. The renegotiation is also expected to result in cash savings of approximately $15 million on lease payments with an associated reduction in expense of approximately $5 million starting in the fourth quarter of 2016 and through the end of 2017.

The Company also continues to expect an additional $15 million in annualized savings from its other previously announced cost reduction activities initiated during prior quarters in 2016.

In October 2016, the Company completed a primary common stock offering of 30.25 million common shares, which resulted in net proceeds of approximately $277 million, after deducting underwriting commissions and estimated offering expenses. In addition, the underwriter has 30 days from the offering date to exercise an over-allotment option for an additional 4.5 million shares. The Company intends to use the net proceeds from the offering primarily for general corporate purposes, which includes repayment of debt and satisfaction of other obligations. Also in October 2016, the Company repurchased, at a discount, $3.0 million in B-1 extended term debt, which was otherwise due in 2019.

Deckard said, “The completion of our railcar contract renegotiations and our successful equity offering were additional steps in our phased approach to reducing our overall cost platform and improving both our liquidity and our balance sheet, which better positions us to address our financial obligations. We were pleased with the demand for our equity offering and appreciate the support of our shareholders, our Board of Directors and our Fairmount Santrol Family Members.”

As of September 30, 2016, cash and cash equivalents totaled $213.4 million, and debt totaled $1.1 billion, compared with $61.6 million of cash and cash equivalents and total debt of $1.1 billion as of June 30, 2016. Following the October equity offering, cash and cash equivalents are expected to be in excess of $490 million on a pro-forma basis.

Outlook

Due to the ongoing uncertainty in the oil and gas markets, the Company is continuing to suspend its earnings guidance.

Use of Certain GAAP and Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA before non-cash stock-based compensation, asset impairment, and certain other non-cash income or expenses. The Company believes EBITDA and adjusted EBITDA are useful because they allow management to more effectively evaluate our operational performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

Segment gross margin is defined as total revenues less the cost of goods sold to produce and deliver the products of each segment. The definition excludes selling, general and administrative expenses attributed to the segments and certain corporate costs.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, November 3, at 10 a.m. Eastern Time to discuss the Company’s 2016 third-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the Investor Relations section of the Company’s website at FairmountSantrol.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (866) 393-4306 or, for international callers, (734) 385-2616. The passcode for the call is 96234819. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 96234819. The replay of the call will be available through November 10, 2016.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its expansive logistics capabilities include a wide-ranging network of distribution terminals and rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; loss of, or reduction in business from the Company’s largest customers or their failure to pay the Company; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; the level of cash flows generated to provide adequate liquidity; our ability to successfully develop and market new products, including Propel SSP®; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement and realize efficiencies from capacity expansion plans and cost reduction initiatives within our time and budgetary parameters; expectations regarding results of railcar contract renegotiations; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Source: Fairmount Santrol

Fairmount Santrol

Condensed Consolidated Statements of Income (Loss)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Revenues	$134,775	$170,950	$394,482	$693,763
Cost of goods sold (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	114,873	131,679	347,466	499,357

Gross margin	19,902	39,271	47,016	194,406
Operating expenses
Selling, general and administrative expenses	15,443	18,314	53,194	61,538
Depreciation, depletion and amortization expense	17,759	15,260	54,401	47,759
Stock compensation expense	1,799	2,679	7,366	7,180
Asset impairments	—	4,169	90,654	10,644
Restructuring charges	—	284	1,155	8,957
Other operating expense (income)	9,362	(878)	9,266	(278)

Income (loss) from operations	(24,461)	(557)	(169,020)	58,606
Interest expense, net	16,175	15,963	50,043	46,165
Other non-operating expense (income)	—	1,492	(5)	1,492

Income (loss) before provision for income taxes	(40,636)	(18,012)	(219,058)	10,949
Provision (benefit) for income taxes	(20,013)	28,117	(98,786)	12,057

Net loss	(20,623)	(46,129)	(120,272)	(1,108)
Less: Net income attributable to the non-controlling interest	2	71	15	196

Net loss attributable to Fairmount Santrol Holdings Inc.	$(20,625)	$(46,200)	$(120,287)	$(1,304)

Loss per share
Basic	$(0.11)	$(0.29)	$(0.71)	$(0.01)
Diluted	$(0.11)	$(0.29)	$(0.71)	$(0.01)
Weighted average number of shares outstanding
Basic	183,620	161,413	168,904	161,241
Diluted	183,620	161,413	168,904	161,241

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2016	2015
	(in thousands)
Net loss	$(120,272)	$(1,108)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and depletion	50,891	44,355
Amortization	8,471	8,586
Reserve for doubtful accounts	2,645	—
Write-off of deferred financing costs	—	864
Asset impairments	90,654	6,967
Non-cash restructuring charges	—	1,162
Inventory write-downs and reserves	10,302	(83)
Loss on sale of fixed assets	315	424
Unrealized loss on interest rate swaps	—	48
Deferred income taxes and taxes payable	(80,248)	4,417
Refundable income taxes	5,922	(9,997)
Stock compensation expense	7,366	7,180
Change in operating assets and liabilities:
Accounts receivable	(5,035)	114,818
Inventories	7,039	54,764
Prepaid expenses and other assets	1,873	21,738
Accounts payable	4,723	(37,028)
Accrued expenses	225	20

Net cash provided by (used in) operating activities	(15,129)	217,127

Cash flows from investing activities
Proceeds from sale of fixed assets	5,630	—
Capital expenditures and stripping costs	(28,712)	(91,548)
Other investing activities	(1,631)	—

Net cash used in investing activities	(24,713)	(91,548)

Cash flows from financing activities
Payments on long-term debt	(78,250)	(10,595)
Payments on capital leases and other long-term debt	(5,067)	(5,522)
Proceeds from option exercises	3,950	1,767
Proceeds from primary stock offering	161,862	—
Tax effect of stock options exercised, forfeited, or expired	(1,051)	32
Distributions to non-controlling interest	(551)	(219)
Other financing activities	—	(4,592)

Net cash provided by (used in) financing activities	80,893	(19,129)

Change in cash and cash equivalents related to assets classified as held-for-sale	1,376	(3,120)
Foreign currency adjustment	(479)	(773)

Increase in cash and cash equivalents	41,948	102,557

Cash and cash equivalents:
Beginning of period	171,486	76,923

End of period	$213,434	$179,480

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2016	December 31, 2015
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$213,434	$171,486
Accounts receivable, net	78,798	73,566
Inventories	53,154	70,494
Prepaid expenses and other assets	9,259	13,404
Refundable income taxes	20,584	26,506
Current assets classified as held-for-sale (includes cash, accounts receivable, inventories, and property, plant, and equipment)	—	4,218

Total current assets	375,229	359,674
Property, plant and equipment, net	743,999	870,997
Deferred income taxes	834	834
Goodwill	15,301	15,301
Intangibles, net	94,386	96,482
Other assets	9,265	10,961

Total assets	$1,239,014	$1,354,249

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$30,394	$17,385
Accounts payable	36,579	40,421
Accrued expenses	24,227	26,785
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	—	934

Total current liabilities	91,200	85,525
Long-term debt	1,113,688	1,205,721
Deferred income taxes	6,701	89,569
Other long-term liabilities	40,772	33,802

Total liabilities	1,252,361	1,414,617
Equity
Common stock	2,408	2,391
Additional paid-in capital	494,278	776,705
Retained earnings	284,757	405,044
Accumulated other comprehensive loss	(21,976)	(17,693)
Treasury stock at cost	(773,126)	(1,227,663)
Non-controlling interest	312	848

Total equity (deficit)	(13,347)	(60,368)

Total liabilities and equity	$1,239,014	$1,354,249

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2016	2015	2016	2015	2016
	(in thousands, except volume amounts)		(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,657,799	1,309,428	4,301,124	4,184,045	1,230,077
Coated proppant	96,532	154,902	269,062	652,042	59,826

Total Proppant Solutions	1,754,331	1,464,330	4,570,186	4,836,087	1,289,903
Industrial & Recreational Products	668,333	569,971	1,916,755	1,745,474	661,244

Total volumes	2,422,664	2,034,301	6,486,941	6,581,561	1,951,147

Revenues
Proppant Solutions	$103,140	$141,584	$302,705	$602,603	$82,102
Industrial & Recreational Products	31,635	29,366	91,777	91,160	32,147

Total revenues	134,775	170,950	394,482	693,763	114,249
Segment gross margin
Proppant Solutions	6,356	26,788	9,419	160,492	(13,529)
Industrial & Recreational Products	13,546	12,483	37,597	33,914	13,649

Total segment gross margin	19,902	39,271	47,016	194,406	120

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,
	2016	2015	2016	2015	2016
	(in thousands)		(in thousands)		(in thousands)
Reconciliation of Adjusted EBITDA
Net loss attributable to Fairmount Santrol Holdings Inc.	$(20,625)	$(46,200)	$(120,287)	$(1,304)	$(87,886)
Interest expense, net	16,175	15,963	50,043	46,165	16,606
Provision (benefit) for income taxes	(20,013)	28,117	(98,786)	12,057	(63,019)
Depreciation, depletion, and amortization expense	17,759	15,260	54,401	47,759	18,056

EBITDA	(6,704)	13,140	(114,629)	104,677	(116,243)
Non-cash stock compensation expense(1)	1,799	2,679	7,366	7,180	3,914
Asset impairments(2)	—	4,169	90,654	10,644	90,578
Restructuring charges(3)	—	284	—	8,957	—
Loss on disposal of fixed assets(4)	—	627	—	627	—
Write-off of deferred financing costs(5)	—	864	—	864	—
Other charges(6)	—	—	—	465	—

Adjusted EBITDA	$(4,905)	$21,763	$(16,609)	$133,414	$(21,751)

(1)	Represents the non-cash expense for stock-based awards issued to our employees and outside directors.
(2)	Non-cash charges associated with the impairment of mineral reserves and other long-lived assets.
(3)	For the three months ended June 30, 2016 and 2015, respectively, we incurred cash charges of approximately $1.2 million and $6.1 million for restructuring. We are no longer reflecting cash charges as an adjustment to EBITDA in 2016 results.
(4)	Includes losses related to the sale and disposal of certain assets in property, plant, and equipment.
(5)	Represents the write-off of deferred financing fees in relation to the amendment of our Revolving Credit Facility.
(6)	Cash payment associated with an audit of our Employee Stock Bonus Plan.